Exhibit 10.27

PERSONAL AND CONFIDENTIAL

December 10, 2008

Mr. Michael Clarke

Dear Mike,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of President, Kraft Europe located in Zurich, Switzerland reporting to Irene Rosenfeld, Chairman and Chief Executive Officer. If you accept our offer, we have discussed our interest in you joining Kraft at the beginning of January 2009. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation

Annual Base Salary*	$650,000

Target Management Incentive Plan – (80%**)	$520,000

Target Long-Term Incentive Plan – (125%**)	$812,500

Target Annual Equity Award Range	$442,500 - $885,000 - $1,327,500

*	Your next salary review is anticipated to be April 1, 2010.
**	Target as a percent of base salary.

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 80% of your base salary annually. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. Your 2009 award will be payable in February/March 2010. Your MIP eligibility will begin on your date of employment.

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Long-Term Incentive Plan

You will also be eligible to participate each year in the Long-Term Incentive Plan (LTIP), which is the Company’s executive long-term cash incentive program. The LTIP program is typically a three-year performance plan with a new performance cycle beginning each year in January.

The next LTIP performance cycle will begin on January 1, 2009 and is scheduled to end on December 31, 2011. Your LTIP eligibility will begin on your employment date. Your target opportunity under the LTIP is equal to 125% of your base salary at the beginning of the performance cycle. The actual award you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. during the performance cycle. The form of award under this program is performance shares with the number of shares based on the fair market value of Kraft stock on January 2, 2009. The first shares paid under this program will be at the conclusion of the 2009 – 2011 performance cycle, which will likely be in early 2012.

Stock Program

Also, you will be eligible to participate in the Company’s stock award program. Stock awards are typically made on an annual basis, and you will be eligible to participate in the next award which is expected to be granted in the first quarter of 2009. Your 2009 award will be a minimum of your Target equity award ($885,000). Awards are delivered as follows: 50% of equity value is delivered in deferred stock units and 50% in stock options. Actual award size is based on individual potential and performance.

Sign-On Incentive

In partial recognition of the loss of long-term incentives from your previous employer and to assist in beginning to build equity in Kraft, you will receive a one-time deferred stock award on joining with a grant value of $750,000. This award will fully vest three years from the date of grant. You will be paid quarterly dividend equivalents during the vesting period with no restrictions.

If prior to full vesting of the sign-on equity granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested shares shall vest on the scheduled vesting dates. The number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire.

The other terms and conditions set forth in Kraft’s standard Stock Award Agreements will apply.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

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Perquisites

You will be eligible for a company car allowance under the local Switzerland Car Policy. You will also be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing. The foregoing perquisites shall be provided, in accordance with Kraft’s relevant policies, as may be amended from time to time, directly by Kraft or by reimbursement of eligible expenses incurred during the period of your employment.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to $2,500,000. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares or unvested performance shares.

Expatriate and Relocation Benefits

The main elements from the International Assignment Policy of your expatriation package at the start of your assignment are summarized below.

General Information

Payments of all compensation and assignment allowances will be made via the Kraft United States payroll. These allowances are all job related items and will not be included as part of your compensation package after completion of this assignment. Please note that you will be provided a detailed balance sheet shortly. Please note that your balance sheet will change during your assignment as a result of salary increases, promotions, changes in family size, currency fluctuations, etc.

The theoretical taxes will be based on standard United States deductions in reference to your base salary only. Incentive compensation will be further taxed when received. The resulting total will be a theoretical representation of United States taxes on Company income only and these figures will be reviewed annually in line with the United States tax calendar.

You will be eligible to receive a Goods and Services Differential, or what is also commonly referred to as a Cost of Living Allowance. The Goods and Services Differential, as well as corresponding exchange rates will be monitored by ORC, our external consultant, on an on-going basis. It may be adjusted up or down to reflect differences in cost of living standards between the United States and Zurich.

Housing and Transportation

During your assignment in Switzerland, you will be provided with appropriate housing according to Switzerland policies and guidelines.

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Education Assistance

You will be provided educational assistance for any eligible dependents while on an international assignment with the Company per the International Assignment Policy.

Other International Assignment Allowances

At the end of your assignment, subject to satisfactory performance, and management discretion, you will be paid a lump sum Mobility Premium of 7.5% of your end of host assignment salary, capped at the midpoint of your Salary Grade/Band.

If the assignment in Switzerland lasts for less than two years, the mobility premium will be prorated for the number of months on assignment, in the second year. For example if your assignment lasts 18 months, then 6 months of the second year is completed so the mobility premium is 3.75% (6/12 or 50% of the 7.5%).

The Company will provide for the move of your household to Zurich. Once you have relocated to the Zurich area, the Company will pay you a Relocation Allowance equal to USD $65,849. This is equal to one month’s home/host base “notional” salary. This home/host base “notional” salary is calculated by taking the average of the midpoints of the home and host country salary ranges for your Salary Grade/Band. This is paid net of tax and social security.

During your assignment to Switzerland, you and your dependant family members will be entitled to annual home leave payments. Sydney, Australia will be considered the city and country of record for the determination of home leave allowances.

Expatriate Tax Services

Kraft Foods will engage its tax service provider (currently KPMG) in support of your assignment for all your tax filings in any jurisdiction.

During the period of your assignment with Kraft Foods, you will be fully responsible for tax filings in conjunction with Kraft’s tax service provider. You will be responsible for all penalties and interest charges assessed by any tax authority or for any additional fees assessed by Kraft’s tax service provider due to your failure a) to provide information to Kraft’s service provider on a timely basis; b) to notify Kraft’s tax service provider of any significant personal income or investment transactions or c) co-operate with Kraft Foods and Kraft’s tax service provider with respect to the tax return process.

Other Terms and Conditions

Chicago, United States will be considered the city and country of record for the determination of compensation allowances.

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If legally permitted, you will remain in your home country Social Security scheme. If this is not possible, Kraft will make Swiss social security contributions on your behalf and take a hypothetical US social security contribution from you via payroll. You are eligible for the health insurance plan available to expatriate employees. Details and terms will be provided separately.

International assignment benefits and allowances do not form part of your regular pay and they will cease to be paid once your assignment has ended.

Kraft Foods is an international company, which is active in developing the skills and careers of its employees. As part of your career and skills development program, information about your employee status, personnel profile and similar information may be sent to other subsidiaries or divisions of the Kraft Foods group of companies. This information is considered confidential and will be treated as such in the course of your international assignment. By signing this letter you agree to allow Kraft Foods to transmit/send your personal information.

You agree to keep confidential and not use for your own account without the written consent of Kraft Foods, any Confidential and Trade Secret Information to which you may be exposed or which comes into your possession, or which you may develop, either solely or jointly with others, as a result of your employment by Kraft Foods. For purposes of this agreement, the term “Confidential and Trade Secret Information” shall include all information of Kraft Foods which is not available to the public, including, but not limited to, marketing, credit, customer and pricing information; promotional arrangements and programs (including, but not limited to, national, regional, local and customer-specific trade deals); technical, engineering and scientific information; and, business or new product plans or information. You further agree to return to Kraft Foods upon termination of employment, any and all documents and/or other property of Kraft Foods made or obtained during your employment, including but not limited to that pertaining to or containing any Confidential and/or Trade Secret Information.

Pension Benefit

While on an international assignment, you will be eligible to participate in the Company’s Mobile Employee Retirement Plan (MERP). Any benefit you earn under the MERP will be based on credited service earned while you remain eligible in the MERP. Vesting service in the MERP will be based on the total number of years you remained employed with the Company, whether or not you remain eligible for the MERP. Your final average earnings will be calculated based on your earnings with the Company at the time of your retirement.

Other Benefits

You will be reimbursed for any professional fees related to a review of the offer materials up to a maximum of $15,000.

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for 30 days of paid time off.

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For the avoidance of doubt, the terms and conditions of employment will be governed by and shall be construed in accordance with the laws of United States. Any dispute in connection with your employment shall be resolved in accord with the dispute resolution mechanism called for in any employment agreement or other documents or, if none, in accord with the procedure that is customary in Chicago.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded to recently terminated or other senior executives of the Company.

U.S. Internal Revenue Code Section 409A

If at the time of a separation in which severance payments will be due and you are subject to U.S. taxes, the following terms, in compliance with U.S. Internal Revenue Code Section 409 A will apply.

The amount of any severance pay under such arrangements shall be paid in equal installments at the regularly scheduled dates for payment of salary to Kraft executive and beginning within 30 days of your termination.

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

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(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.”

The Company acknowledges that you will have two non-executive appointments at any time during your employment with Kraft provided that one appointment shall be on a ‘not for profit’ basis and neither appointment shall give rise to any conflict of interests with your duties under this agreement.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft.

Sincerely,

/s/ Karen May
Karen May
Executive Vice President Human Resources
Kraft Foods Inc.

I accept the offer as expressed above.

/s/ Michael Clarke	11 December 2008
Signature	Date